UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 18, 2007 (January 11, 2007)

International Textile Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

   804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address, Including Zip Code, of Principal Executive Offices)

(336) 379-6220

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address,

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 – Cost Associated with Exit or Disposal Activities

As previously announced, International Textile Group, Inc. ("ITG") is discontinuing its U.S. mattress fabrics product line. The ITG Board of Directors committed to the exit of the product line on December 13, 2006 and instructed management to seek potential buyers and negotiate a sale of the product line or assets. ITG announced on January 11, 2007 that it had reached an agreement to sell certain assets of the mattress fabrics product line by entering into an Asset Purchase Agreement dated January 11, 2007 with Culp, Inc. (the "Agreement"). The Agreement and press release announcing execution of the Agreement were filed with ITG's 8-K dated January 11, 2007. ITG will collect its accounts receivable and dispose of the balance of the assets dedicated to the mattress fabrics product line in 2007.

The discontinuance is expected to result in related pretax charges of approximately $2.9 million in the quarter ended December 31, 2006, of which $2.1 million is expected to result in future cash expenditures. The components of these estimated charges include the establishment of a $2.1 million reserve for severance and COBRA benefits, as well as a charge of approximately $0.8 million for pension expense. The Company also expects to record an impairment charge of approximately $4.5 million in the December 31, 2006 quarter for the write-down of certain related assets to be held for sale or to be abandoned as well as an inventory write-down of approximately $2.6 million, also in the December 31, 2006 quarter. Estimated charges of $0.8 million are expected to be incurred in the 2007 fiscal year for lease and contract termination costs. ITG estimates the total range of amounts expected to be incurred to be approximately $10 - 11 million.

The sale to Culp, Inc. is expected to close by end of January 2007 and thereafter ITG shall provide certain transition services to Culp, Inc. for a limited period of time (expected to be approximately 120 days).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Samir M. Gabriel
Name:	Samir M. Gabriel
Title:	Vice President and Controller

Date: January 18, 2007

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